As filed with the Securities and Exchange Commission on October 2, 1997 Registration No. 333-

                 SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                 _________________________________

                             FORM S-8
                      REGISTRATION STATEMENT
                  UNDER THE SECURITIES ACT OF 1933

                   BIOJECT MEDICAL TECHNOLOGIES INC.
           (Exact name of Registrant as specified in its charter)

                             Oregon
                  (State or other jurisdiction
                   of incorporation or organization)

    93-1099680                          7620 SW Bridgeport Road
(I.R.S. Employer                        Portland, Oregon  97224
Identification No.)                     (503) 639-7221
                              (Address of principal executive offices)

              Bioject Inc. 401(k) Retirement Benefit Plan
                       (Full title of the plan)

                           Peggy J. Miller
                        Chief Financial Officer
                        7620 SW Bridgeport Road
                        Portland, Oregon  97224
               (Name and address of agent for service)

                           (503) 639-7221
     (Telephone number, including area code, of agent for service)

Title of Securities  Amount to be Proposed Maximum Proposed      Amount of
to be Registered     Registered   Offering Price   Maximum       Registration
                                   Per Share(1)    Aggregate       Fee(1)
                                                   Offering Price

Common Stock,no par   100,000      $1.00           $100,000.00      $30.30
value                 shares


(1)The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average of the high and low prices for shares of the registrant's Common Stock on September 29, 1997, as quoted by the Nasdaq National Market, which was $1.00 per share.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

       1 OF

PART II.INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Bioject Medical Technologies Inc. (the "Registrant") and the Bioject Inc. 401(k) Retirement Benefit Plan (the "Plan") hereby incorporate by reference into this Registration Statement the documents listed in (a) through (d) below.

(a)The Registrant's latest Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the Company's fiscal year ended March 31, 1997.

(b)The Plan's latest annual report on Form 11-K filed pursuant to
Section 15(d) of the Exchange Act for the Plan's fiscal year ended December 31, 1997.

(c)All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filings, referred to in (a) and (b) above.

(d)The description of the Registrant's Common Stock contained in the Registrant's registration statement under Section 12 of the Exchange Act, dated January 29, 1987, and any amendment or report updating such description, including without limitation, Amendment No. 1 thereto dated October 5, 1987, Amendment No. 2 thereto dated October 26, 1987, Amendment No. 3 thereto dated December 23, 1987, Amendment No. 4 thereto dated January 27, 1988 and Amendment No. 5 thereto dated February 9, 1988, the Company's Current Reports on Form 8-K dated December 17, 1992, November 29, 1995 and December 14, 1995.

All documents filed by the Registrant pursuant to Section 13(a), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.Description of Securities
Not applicable.

Item 5.Interests of Named Experts and Counsel.
None.

Item 6.Indemnification of Directors and Officers.
Generally, Sections 60.387 through 60.414 of the Oregon Business
Corporation Act (the "Act") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers in circumstances where the officer or director acted in good faith, in a manner that the director or officer reasonably believed to be in (or at least not opposed to) the best interests of the corporation and, if in a criminal proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Article IX of the Registrant's Bylaws provides for indemnification to the greatest extent permitted by the Oregon Act.

Section 60.047 of the Oregon Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages resulting from conduct as a director, except in certain circumstances involving breach of the director's duty of loyalty to the corporation or its shareholders, intentional misconduct or knowing violation of the law, self dealing or approval of illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.
Article VII of the Company's Articles of Incorporation contains provisions implementing, to the fullest extent allowed, limitations on a director's liability to the Registrant or its shareholders. The Registrant currently maintains officers' and directors' liability insurance.

Item 7.Exemption from Registration Claimed.
Not applicable.
Item 8.Exhibits.

Exhibit
Number

4.1     Bioject Inc. 401(k) Retirement Benefit Plan

5.1     Opinion of Bogle & Gates P.L.L.C.

23.1    Consent of Bogle & Gates P.L.L.C. (included in Exhibit 5.1)

23.2    Consent of Independent Public Accountants

24.1    Power of Attorney (See page II-6 of this Registration
        Statement)

The Registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS to qualify the Plan.

Item 9.Undertakings.
(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; rovided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Exchange Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, Oregon on this 2nd day of October, 1997.

BIOJECT MEDICAL TECHNOLOGIES INC., Plan
Administrator of the Bioject Inc. 401(k) Retirement Benefit Plan


By:/s/ Peggy J. Miller
Peggy J. Miller
Chief Financial Officer

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, Oregon on this 2nd day of October, 1997.

BIOJECT MEDICAL TECHNOLOGIES INC.


By:/s/ Peggy J. Miller
Peggy J. Miller
Chief Financial Officer

                           Power of Attorney

Each person whose signature appears below constitutes and appoints James
C. O'Shea and Peggy J. Miller, or either of them, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                Title                       Date

/s/James C. O'Shea       Chairman of the Board,      October 1, 1997
James C. O'Shea          Chief Executive Officer
                         and President (Principal
                         Executive Officer)

/s/Peggy J. Miller       Vice President, Chief       October 1, 1997
Peggy J. Miller          Financial Officer and
                         Secretary/Treasurer
                        (Principal Accounting and
                         Financial Officer)

/s/William A. Gouveia      Director                  September 30, 1997
William A. Gouveia

/s/John Ruedy, M.D.        Director                  October 1, 1997
John Ruedy, M.D.


Grace Keeney Fey           Director

/s/Eric T. Herfindal       Director                  September 30, 1997
Eric T. Herfindal

/s/Richard J. Plestina     Director                  September 30, 1997
Richard J. Plestina

/s/David H. de Weese       Director                  September 30, 1997
David H. de Weese

Exhibit
Number                   Exhibit

4.1       Bioject Inc. 401(k) Retirement Benefit Plan

5.1       Opinion of Bogle & Gates P.L.L.C.

23.1      Consent of Bogle & Gates P.L.L.C. (included in
          Exhibit 5.1)

23.2      Consent of Independent Public Accountants

24.1      Power of Attorney (See page II-6 of this
          Registration Statement)

                                                               Exhibit 5.1

               OPINION OF BOGLE & GATES P.L.L.C.


October 2, 1997

Bioject Medical Technologies Inc.
7620 S.W. Bridgeport Road
Portland, OR  97224

Gentlemen and Ladies:

We are delivering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Bioject Medical Technologies Inc. (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an aggregate of 100,000 shares, without par value, of common stock of the Company (the "Shares") to issued by the Company as plan administrator of the Bioject, Inc. 401(k) Retirement Benefit Plan (the "Plan").

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Shares, and have made such investigations of law, as we have deemed necessary and advisable.

Based upon the foregoing and having due regard for such legal questions as we have deemed relevant, we are of the opinion that the Shares have been duly authorized, and, when issued, constitute or will constitute duly authorized, legally issued, fully paid and nonassessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above, and to the reference to our firm in the Prospectus constituting a part of the Registration Statement.

Very truly yours,


/s/ Bogle & Gates P.L.L.C.


                                                               Exhibit 23.2

        CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated
May 2, 1997 included in the Bioject Medical Technologies, Inc. Annual Report on Form 10-K for the fiscal year ended March 31, 1997 and to all references to our Firm included in this Registration Statement.


           /S/ ARTHUR ANDERSEN LLP

Portland, Oregon
September 29, 1997